AMENDMENT NO.2 TO INVESTMENT SUB-ADVISORY AGREEMENT
This AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of April 23, 2003, by and among The Variable Annuity Life Insurance Company (“VALIC”) and Wellington Management Company, LLP (the “Sub-Adviser”).
RECITALS
          WHEREAS, VALIC and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated August 29, 2001 (the “Agreement”), with respect to the Covered Fund(s) listed on Schedule A thereto; and
          WHEREAS, the parties wish to amend Section 1 entitled “Services Rendered and Expenses Paid by the SUB-ADVISER” to include the following as the last paragraph:
The SUB-ADVISER is hereby prohibited from consulting with
any other sub-adviser of the Covered Fund(s) (or a
portion thereof) or any other sub-adviser to a fund under
common control with the Covered Fund(s) (or a portion
thereof) concerning securities transactions of the
Covered Fund (s) (or a portion thereof) in securities or
other assets.
          NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree upon the Amendment as stated above.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

	By: Name:	//S// EVELYN M. CURRAN Evelyn M. Curran
	Title:	Senior Vice President
	Date:	May 8, 2003
ATTEST:
//S// MELISSA LAFAIVE
WELLINGTON MANAGEMENT COMPANY, LLP

	By: Name:	//S// JONATHAN M. PAYSON Jonathan M. Payson
	Title:	Senior Vice President
	Date:	May 2, 2003
ATTEST:
ILLEGIBLE